Brittany S. Speas
Counsel
The Lincoln National Life Insurance Company
100 N. Greene Street
Greensboro, North Carolina 27401
Telephone: (743)867-0064
Britany.Speas@LFG.com

August 23, 2024

U. S. Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products, Room 8634; Mail Stop 8629
100 F Street, NE
Washington, DC 20549-4644

Re: Lincoln Life Flexible Premium Variable Life Account R
      The Lincoln National Life Insurance Company
       File Nos. 811-08579; CIK: 0001051932
 Initial Registration Statement on Form N-6
       Lincoln AssetEdge® SVUL
      Lincoln AssetEdge® SVUL – No Indexed Accounts

Dear Sir or Madam:

As Counsel of The Lincoln National Life Insurance Company (“Company”), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate.  Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to this Initial Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Very truly yours,

/s/Brittany Speas

Brittany Speas
Counsel